Exhibit 5.1
[LETTERHEAD OF VENABLE LLP]

April 26, 2021

Ellington Residential Mortgage REIT
53 Forest Avenue
Old Greenwich, Connecticut 06870

    Re:    Registration Statement on Form S-3

Ladies and Gentlemen:
    We have served as Maryland counsel to Ellington Residential Mortgage REIT, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law relating to (i) the offer and sale by the Company of up to an aggregate of $100,000,000 of the common shares (the “Company Shares”) of beneficial interest, $0.01 par value per share (“Common Shares”); and (ii) the offer and sale by the selling shareholders identified under the caption “Selling Shareholders” in the Prospectus (as defined below) of up to 3,410,050 Common Shares (the “Selling Shareholders Shares” and, together with the Company Shares, the “Shares”), each covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).
    In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

        1.    The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission for filing under the 1933 Act;

        2.    The declaration of trust of the Company (the “Declaration of Trust”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

        3.    The Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

        4.    The Shareholders’ Agreement, dated as of May 6, 2013 (the “Shareholders Agreement”), by and among the Company, Blackstone Tactical Opportunities EARN Holdings L.L.C., a Delaware limited liability company, EMG Holdings, L.P., a Delaware limited partnership, any other securityholders of the Company or Unit (as defined in the Shareholders Agreement) holders of the Operating Partnership (as defined in the Shareholders Agreement) who become party to the Shareholders Agreement from time to time pursuant to the terms thereof and Ellington Residential Mortgage Management LLC, a Delaware limited liability company;

        5.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

        6.    Resolutions (the “Resolutions”) adopted by the Board of Trustees of the Company (the “Board”) relating to registration, offering and issuance of the Shares, certified as of the date hereof by an officer of the Company;

        7.    A certificate executed by an officer of the Company, dated as of the date hereof; and

        8.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
    In expressing the opinion set forth below, we have assumed the following:
    1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

        2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

        3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

    4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

    5.    The issuance, and certain terms of such isuance, of any Company Shares to be issued by the Company from time to time will be authorized and approved by the Board, or a duly authorized committee thereof, in accordance with the Maryland REIT Law, the Declaration of Trust, the Bylaws and the Resolutions (such approval referred to herein as the “Trust Proceedings”).

        6.    Upon the issuance of any Company Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration of Trust.

        7.     None of the Selling Shareholder Shares have been, and none of the Shares will be, issued or transferred in violation of the restrictions on transfer and ownership contained in Article VII of the Declaration of Trust.
    Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

        1.    The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

        2.    Upon the completion of all Trust Proceedings relating to the Company Shares, the issuance of such Company Shares will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Resolutions and the Trust Proceedings, the Company Shares will be validly issued, fully paid and nonassessable.

        3.    The issuance of the Selling Shareholder Shares has been duly authorized, and the Selling Shareholder Shares are validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any federal law or the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                            Very truly yours,

                            /s/ Venable LLP